UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AMERICAN REALTY CAPITAL DAILY NET ASSET
VALUE TRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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405 Park Avenue — 14th Floor
New York, New York 10022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, September 1, 2015

August 5, 2015

To the Stockholders of American Realty Capital Daily Net Asset Value Trust, Inc.:

I am pleased to invite our stockholders to a Special Meeting of Stockholders (“Special Meeting”) of American Realty Capital Daily Net Asset Value Trust, Inc., a Maryland corporation (the “Company”). The Special Meeting will be held on Tuesday, September 1, 2015 at The Benjamin, located at 125 East 50th Street, New York, NY 10022, commencing at 3:00 p.m. (local time) for the purpose of considering and voting upon a proposal to approve the sale of all or substantially all of our assets, our liquidation, and our dissolution, pursuant to a plan of liquidation.

Our Board of Directors has fixed the close of business on Friday, July 31, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any postponement or adjournment thereof. Record holders of shares of our common stock, par value $0.01 per share, at the close of business on the record date are entitled to notice of and to vote at the Special Meeting.

For further information regarding the matters to be acted upon at the Special Meeting, I urge you to carefully read the accompanying proxy statement. If you have questions about the proposal or would like additional copies of the proxy statement, please contact our proxy solicitor, Boston Financial Data Services, Inc. at 1-855-800-9422.

Whether you own a few or many shares and whether you plan to attend the Special Meeting in person or not, it is important that your shares be voted at the Special Meeting. You may authorize a proxy to vote your shares by using a toll-free telephone number or via the Internet. Instructions for using these convenient services are provided on the enclosed proxy card and in the attached proxy statement. If you prefer, you may authorize a proxy to vote your shares by marking your votes on the proxy card, signing and dating it and mailing it in the postage paid return envelope provided. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the recommendation of the Board of Directors. If we do not hear from you after a reasonable amount of time, you may receive a telephone call from our proxy solicitor, reminding you to vote your shares.

You are cordially invited to attend the Special Meeting. Your vote is important.

By Order of the Board of Directors,

/s/ Nicholas Radesca

Nicholas Radesca
Chief Financial Officer, Treasurer and Secretary

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
405 Park Avenue, 14th Floor
New York, New York 10022
PROXY STATEMENT

The accompanying proxy card, mailed together with this proxy statement (this “Proxy Statement”) is solicited by and on behalf of the board of directors (the “Board of Directors” or the “Board”) of American Realty Capital Daily Net Asset Value Trust, Inc., a Maryland corporation (which we refer to in this Proxy Statement as the “Company”), for use at a Special Meeting of Stockholders (the “Special Meeting”) and at any postponement or adjournment thereof. References in this Proxy Statement to “we,” “us,” “our” or like terms also refer to the Company, and references in this Proxy Statement to “you” refer to the stockholders of the Company. The mailing address of our principal executive offices is 405 Park Avenue, 14th Floor, New York, New York 10022.

Important Notice Regarding the Availability of Proxy Materials
for the Special Meeting To Be Held on Tuesday, September 1, 2015

This Proxy Statement and the Notice of Special Meeting are available at: www.2voteproxy.com/arc.

INFORMATION ABOUT THE MEETING AND VOTING

What is the date of the Special Meeting and where will it be held?

The Special Meeting will be held on Tuesday, September 1, 2015, commencing at 3:00 p.m. (local time) at The Benjamin, located at 125 East 50th Street, New York, NY 10022.

What is the purpose of the Special Meeting?

At the Special Meeting, stockholders of the Company will vote upon a proposal to approve the sale of all or substantially all of our assets, our liquidation, and our dissolution, pursuant to a plan of liquidation. Upon the approval of the sale of all or substantially all of our assets, our liquidation and the dissolution of the Company, we will cease to carry on business except to the extent necessary for the winding up of our business and affairs, and the liquidation of our assets.

What will I be voting on at the Special Meeting?

At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the sale of all or substantially all of our assets, our liquidation, and our dissolution pursuant to a plan of liquidation. Pursuant to the plan of liquidation, we will undertake the following, among other things:

•	dispose of all of our assets (including, without limitation, any assets held by American Realty Capital Operating Partnership II, L.P (the “OP”) and our subsidiaries) in exchange for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed, which we expect to accomplish within 24 months after approval of the plan of liquidation;
•	liquidate and dissolve the OP, and its subsidiaries, and distribute the net proceeds of such liquidation in accordance with the provisions of the governing documents and the laws of all applicable jurisdictions;
•	pay or provide for our liabilities and expenses, which may include the purchase of insurance or the establishment of a reserve fund to provide for payment of contingent or unknown liabilities;
•	distribute the remaining proceeds of the liquidation to you after the payment of or provision for our liabilities and expenses;
•	take all necessary or advisable actions to wind-up our affairs (including, without limitation, our restricted share plan and our distribution reinvestment plan);
•	if we cannot sell our assets and pay our liabilities within 24 months after your approval of the sale of all or substantially all of our assets, our liquidation, and our dissolution pursuant to the plan of liquidation, or if our Board of Directors otherwise determines that it is advisable to do so, we may transfer our remaining assets and liabilities to a liquidating trust and distribute the interests in the liquidating trust to you; and
•	wind-up our operations and dissolve the Company, all in accordance with the plan of liquidation attached hereto as Annex A.

No other matter may be considered at the Special Meeting other than the matter set forth above.

Why was the plan of liquidation adopted?

Our Board explored other options prior to determining to adopt the plan of liquidation. Our Board determined that the adoption of the plan of liquidation was in the Company’s and its stockholders’ best interest for a number of reasons including:

•	The overall return to stockholders;
•	The inability to obtain an offer for the entire Company that our Board believed was commensurate with the projected proceeds that could be obtained from a liquidation of our assets;
•	The nature of our business strategy which is to invest in opportunistic real estate investments and the lack of such investments in the current market environment which would be accretive to our stockholders particularly in light of our cost of capital;

•	The limitation, absent a plan of liquidation, on the number of assets that we can sell in any calendar year due to applicable federal tax law restrictions in order not to be subject to a 100% tax on the gain from sales;
•	The expectation that all liquidating distributions will be paid in cash thereby eliminating the uncertainty associated with the receipt of non-cash consideration;
•	The costs of continuing to operate the Company based on its asset size; and
•	The federal income tax benefits to our stockholders that may be derived from the adoption of a plan of liquidation.

The Board also considered potentially negative factors in its deliberations concerning the plan of liquidation, including the following:

•	There could be no assurance that the Company will be successful in disposing of its assets for values equal to or exceeding the low range of our estimated net asset value or that the dispositions would occur in the time frame expected;
•	The anticipated expenses and potential for unforeseen expenses that will or may be incurred in connection with the sale of our assets and the continued operation of the Company;
•	The inability to take advantage of future changes in market conditions which could provide for presently unforeseen opportunistic investments that satisfy our investment strategy and minimum return parameters;
•	Depending on their tax basis in their shares, stockholders may recognize taxable gain in connection with the completion of the liquidation;
•	We may determine to transfer unsold assets to a liquidating trust, which may cause our stockholders to recognize taxable gain at the time of such transfer and may have adverse tax consequences on tax-exempt and foreign stockholders;
•	If the plan is approved and implemented, stockholders will no longer participate in any future earnings or growth of the Company’s assets or benefit from any increases in their value once the Company’s assets are sold; and
•	As opposed to a business combination with a relatively short time frame during which a third party would acquire the Company, the liquidation process would involve a longer distribution process and will require the Company to incur potentially larger administrative and other costs.

Are there any interests in the liquidation that differ from my own?

Yes. The Company will pay American Realty Capital Advisors II, LLC or its affiliate (the “Advisor”) a brokerage commission on the sale of property, not to exceed the lesser of 2% of the contract sale price of the property and one-half of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a reasonable, customary and competitive real estate commission, in each case, payable to the Advisor if the Advisor or its affiliates, as determined by a majority of the independent directors, provided a substantial amount of services in connection with the sale. In addition, the Advisor may receive payment or reimbursement of expenses in connection with the implementation of the Plan.

American Realty Capital Trust II Special Limited Partner, LLC (the “Special Limited Partner”), the special limited partner of the OP, will be entitled to a subordinated distribution of net sales proceeds from the sale of real estate assets equal to 15% of remaining net sale proceeds after return of capital contributions to investors plus payment to investors of an annual 6% cumulative, pre-tax non-compounded return on the capital contributed by investors. The Company cannot assure that it will provide this 6% return but the Special Limited Partner will not be entitled to the subordinated distribution of net sale proceeds unless the Company’s investors have received a 6% cumulative non-compounded return on their capital contributions.

What will I receive in the liquidation?

We are planning to sell all 14 properties that are in our portfolio (the “Properties”). We currently have purchase and sale agreements (“PSAs”) for our FedEx II in Evanston, WY and DaVita Dialysis in Sturgeon Bay, WI properties. The sale price per the PSAs is approximately $3.1 million in the aggregate. The sale of these properties is contingent upon the completion of full due diligence procedures by the buyer, approval of the Company’s board of directors and other conditions. The property sales are projected to close during the third quarter of 2015. However, there can be no assurance that the property sales will be completed under the terms of the PSAs or at all.

In July 2015, we also signed letters of intent (the “LOIs”) to enter into PSAs for our Dollar General in Alorton, IL; Dollar General III in Temple, TX; Dollar General IV in Converse, TX; and O’Reilly Auto in Slidell, LA properties. The LOIs describe the material terms and conditions on which we are willing to proceed to negotiate and execute PSAs. The purchase price in the aggregate, per the LOIs, is approximately $4.9 million, subject to certain adjustments. The PSAs will contain customary closing conditions. Per the LOIs, each buyer will have the right to terminate the PSA during a 25 to 30 day due diligence period with closing expected to occur between 15 and 45 days after the end of the due diligence period. There can be no assurance that we will enter into PSAs for these properties or that the property sales will be completed.

The six properties that have PSAs or LOIs represent approximately 20% of the value of the Properties. For the remaining eight of the Properties, we cannot guarantee whether the sale price will be at or above their fair values as of July 31, 2015, or if we will be successful in selling them at all.

Based on the sale prices for the two properties that have entered into PSAs and the four properties that have entered into LOIs as discussed above, and with estimates for the remaining properties based solely on estimated fair values of the properties as of July 31, 2015 that are based on periodic appraisals received for each property on a rotating basis, we estimate that the Company will receive between $34.0 million and $41.6 million for the sale of the Properties. See the section “Properties” on page 17 below. Accordingly, after deduction for the repayment of debt, fees, expenses and other liabilities of the Company, we estimate that the retail common stockholders could receive between approximately $8.60 and $10.51 and the institutional common stockholders could receive between approximately $8.37 and $10.23 in the aggregate in cash for each share of our common stock owned. These ranges are solely estimates and we cannot guarantee at this time the exact amount that you will receive.1

We will make these liquidating distributions in one or more payments. You may also receive an interest in a liquidating trust that we may establish under the circumstances discussed below. Distributions that you would receive from the liquidating trust, if any, are included in our estimates of the total amount of cash that you will receive in connection with the liquidation.

When will I receive my liquidating distributions?

We expect to make liquidating distributions to our stockholders throughout the period of the liquidation process and to make the final liquidating distribution after we sell all of our assets, pay all of our known liabilities and provide for unknown liabilities. We expect to complete these activities within 24 months after stockholder approval of the sale of all or substantially all of our assets, our liquidation, and our dissolution, pursuant to the plan of liquidation.

If we have not sold all of our assets and paid all of our liabilities within 24 months after stockholder approval of the sale of all or substantially all of our assets, our liquidation, and our dissolution, pursuant to the plan of liquidation, or if our Board of Directors otherwise determines that it is advantageous to do so, we may transfer our remaining assets and liabilities to a liquidating trust. We would then distribute interests in the liquidating trust to our stockholders. If we establish a reserve fund, we may make a final distribution from any funds remaining in the reserve fund after we determine that all of our liabilities have been paid.

[1]	Amounts available for distribution to stockholders is dependent on a number of factors, including actual proceeds from the sale of the Properties, expenses incurred for the sale of the Properties, expenses incurred in the administration of the Properties prior to disposition, general administrative expenses of the Company, including contractual management fees paid to the advisor and other liabilities that may be incurred by the Company.

The actual amounts and times of the liquidating distributions will be determined by our Board of Directors or, if a liquidating trust is formed, by the trustees of the liquidating trust, in their discretion. If you transfer your shares during the liquidation, the right to receive liquidating distributions will transfer with those shares.

What are the U.S. federal income tax consequences of the liquidation?

If the sale of all or substantially all of our assets, our liquidation, and our dissolution pursuant to the plan of liquidation is approved by the stockholders of the Company, distributions to you under the plan of liquidation, including your pro rata share of the fair market value of any assets that are transferred to a liquidating trust, should not be taxable to you for U.S. federal income tax purposes until the distributions exceed the tax basis of your shares of common stock, and then should be taxable to you as capital gain (assuming you hold your shares as a capital asset). A summary of these tax consequences begins at page 18 of this Proxy Statement. You should consult your own tax advisor for a full understanding of the particular tax consequences of the liquidation to you.

Will we continue to maintain our status as a REIT?

We expect to remain qualified as a REIT until such time, if at all, as we transfer any remaining assets and liabilities to a liquidating trust. Nevertheless, due to the changes in the nature of our assets and the sources of our income that may result during this period, we can neither assure that we will remain qualified as a REIT nor that we will not become subject to U.S. federal income tax during the liquidation process. Any taxes imposed on us could materially reduce the cash available for distribution to our shareholders.

Who can vote at the Special Meeting?

The record date for the determination of holders of shares of common stock, par value $0.01 per share (“common stock”), entitled to notice of and to vote at the Special Meeting, or any postponement or adjournment of the Special Meeting, is the close of business on Friday, July 31, 2015. As of the record date, 2,534,403 shares of our common stock were issued and outstanding and entitled to vote at the Special Meeting.

How many votes do I have?

Each share of common stock entitles the holder to one vote on each matter considered at the Special Meeting or any postponement or adjournment thereof. The enclosed proxy card shows the number of shares of common stock you are entitled to vote.

How may I vote?

You may vote in person at the Special Meeting or by authorizing a proxy to vote your shares. Instructions for in person voting, including directions to the Special Meeting, can be obtained by calling our proxy solicitor, Boston Financial Data Services, Inc. (“Boston Financial”) at 1-855-800-9422. Stockholders may authorize a proxy by mail by completing, signing, dating and returning their proxy card in the enclosed envelope. Stockholders also have the following two options for authorizing a proxy to vote their shares:

•	via the Internet at www.2voteproxy.com/arc; or
•	by telephone, by calling 1-800-830-3542.

For those stockholders with Internet access, we encourage you to authorize a proxy to vote your shares via the Internet, a convenient means of authorizing a proxy that also provides cost savings to us. In addition, when you authorize a proxy to vote your shares via the Internet or by telephone prior to the Special Meeting date, your proxy authorization is recorded immediately and there is no risk that postal delays will cause your vote by proxy to arrive late and, therefore, not be counted. For further instructions on authorizing a proxy to vote your shares, see your proxy card enclosed with this Proxy Statement. You may also vote your shares at the Special Meeting. If you attend the Special Meeting, you may vote in person, and any proxies that you authorized by mail or by Internet or telephone will be superseded by the vote that you cast at the Special Meeting.

How will proxies be voted?

Shares represented by valid proxies will be voted at the Special Meeting in accordance with the directions given. If the enclosed proxy card is signed and returned without any directions given, the shares will be voted “FOR” the proposal to approve the sale of all or substantially all of our assets, our liquidation, and our dissolution, pursuant to a plan of liquidation.

No other business will be presented at the Special Meeting other than as set forth in the attached Notice of Special Meeting of Stockholders.

How can I change my vote or revoke a proxy?

You may revoke your proxy at any time prior to the voting thereof by (i) submitting a later-dated proxy either by telephone, via the Internet or in the mail to our proxy solicitor at the following address: Boston Financial Data Services, Inc., 2000 Crown Colony Drive, Quincy, MA 02169; or (ii) by attending the Special Meeting and voting in person. No written revocation of your proxy shall be effective, however, unless and until it is received at or prior to the Special Meeting.

What vote is required to approve each item?

The affirmative vote of a majority of all of the votes entitled to be cast on the matter is required for approval of the proposal to approve the sale of all or substantially all of our assets, our liquidation, and our dissolution, pursuant to a plan of liquidation. For purposes of the proposal, abstentions and any failures to vote will have the same effect as votes against the proposal.

The proposal, if approved, will not entitle stockholders to appraisal rights under Maryland law or the Company’s charter.

What constitutes a “quorum”?

The presence at the Special Meeting, in person or represented by proxy, of stockholders entitled to cast at least 50% of all the votes entitled to be cast at the Special Meeting constitutes a quorum. Abstentions will be counted as present for the purpose of establishing a quorum.

Will you incur expenses in soliciting proxies?

We are soliciting the proxy on behalf of the Board of Directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. We have retained Boston Financial, Realty Capital Securities, LLC (“RCS” or our “Dealer Manager”) and American National Stock Transfer, LLC (“ANST”) to aid in the solicitation of proxies. Boston Financial will receive a fee of approximately $9,000 and we expect to pay RCS and ANST an aggregate amount of approximately $5,000 for proxy solicitation services provided for us, which includes the reimbursement for certain costs and out of pocket expenses incurred in connection with their services, all of which will be paid by us. In addition, our directors and officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services.

What does it mean if I receive more than one proxy card?

Some of your shares may be registered differently or held in a different account. You should authorize a proxy to vote the shares in each of your accounts by mail, by telephone or via the Internet. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares are voted. If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should call us at (212) 415-6500. Combining accounts reduces excess printing and mailing costs, resulting in cost savings to us that benefit you as a stockholder.

Whom should I call for additional information about voting by proxy or authorizing a proxy by telephone or Internet to vote my shares?

Please call Boston Financial, our proxy solicitor, at 1-855-800-9422.

Whom should I call with other questions?

If you have additional questions about this Proxy Statement or the Special Meeting or would like additional copies of this Proxy Statement, please contact: American Realty Capital Daily Net Asset Value Trust, Inc., 405 Park Avenue, 14th floor, New York, New York, 10022, Attention: Investor Relations, Telephone: 1-877-373-2522, E-mail: investorservices@americanrealtycap.com, website: www.arcdailynav.com.

UNLESS SPECIFIED OTHERWISE, THE PROXIES WILL BE VOTED “FOR” THE PROPOSAL TO APPROVE THE SALE OF ALL OR SUBSTANTIALLY ALL OF OUR ASSETS, OUR LIQUIDATION AND THE DISSOLUTION OF THE COMPANY, PURSUANT TO A PLAN OF LIQUIDATION.

RISK FACTORS

In addition to general risks and the other information contained in this Proxy Statement, you should carefully consider the following important factors in evaluating the proposal to be voted on at our special meeting.

RISKS THAT MAY DELAY OR REDUCE OUR LIQUIDATING DISTRIBUTIONS

Based on the sale prices for the two properties that have entered into PSAs and the four properties that have entered into LOIs as discussed above, and with estimates for the remaining properties based solely on their fair values as of July 31, 2015, we currently estimate that our net proceeds from liquidation will range between approximately $21.3 million and $26.1 million and you will receive between approximately $8.60 and 10.51 per share for retail shares and approximately $8.37 and $10.23 per share for institutional shares in liquidating distributions, which we anticipate paying within 24 months after stockholder approval of the plan of liquidation. However, our expectations about the amount of liquidating distributions that we will make and when we will make them are based on many estimates and assumptions, one or more of which may prove to be incorrect. Amounts available for distribution to stockholders are dependent on a number of factors, including actual proceeds from the sale of the Properties, expenses incurred for the sale of the Properties, expenses incurred in the administration of the Properties prior to disposition, general administrative expenses of the Company, including contractual management fees paid to the advisor and other liabilities that may be incurred by the Company. As a result, the actual amount of liquidating distributions we pay to you may be more or less than we estimate in this Proxy Statement. In addition, the liquidating distributions may be paid later than we predict. In addition to the risks that we generally face in our business, factors that could cause actual payments to be later or lower than we expect include, among others, the risks set forth below:

If any of the parties to our future sale agreements default thereunder, or if these sales do not otherwise close, our liquidating distributions may be delayed or reduced.

If you approve the plan of liquidation, we will seek to enter into binding sale agreements for the Properties. The consummation of the potential sales for which we will enter into sale agreements in the future will be subject to satisfaction of closing conditions. If any of the transactions contemplated by these future sale agreements do not close because of a buyer default, failure of a closing condition or for any other reason, we will need to locate a new buyer for the assets which we may be unable to do promptly or at prices or on terms that are as favorable as the original sale agreement. We will also incur additional costs involved in locating a new buyer and negotiating a new sale agreement for this asset. These additional costs are not included in our projections. In the event that we incur these additional costs, our liquidating payments to our stockholders would be delayed or reduced.

If we are unable to find buyers for our assets at our expected sales prices, our liquidating distributions may be delayed or reduced.

As of the date of this Proxy Statement, none of our 14 property interests are subject to a binding sale agreement providing for their sale. In calculating our estimated range of liquidating distributions, we assumed that we will be able to find buyers for all of our assets at amounts based on our estimated range of market values for each property. However, we may have overestimated the sales prices that we will ultimately be able to obtain for these assets. For example, in order to find buyers in a timely manner, we may be required to lower our asking price below the low end of our current estimate of the property’s market value. If we are not able to find buyers for these assets in a timely manner or if we have overestimated the sales prices we will receive, our liquidating payments to our stockholders would be delayed or reduced. Furthermore, the projected liquidating distribution is based upon the Advisor’s estimates of the range of market value for each property, but real estate market values are constantly changing and fluctuate with changes in interest rates, supply and demand dynamics, occupancy percentages, lease rates, the availability of suitable buyers, the perceived quality and dependability of income flows from tenancies and a number of other factors, both local and national. The net liquidation proceeds from each property may also be affected by the terms of prepayment or assumption costs associated with debt encumbering each property. In addition, transactional fees and expenses, environmental contamination at our Properties or unknown liabilities, if any, may adversely impact the net liquidation proceeds from those assets.

Decreases in property values may reduce the amount that we receive upon a sale of our assets.

The underlying value of our interests in the Properties may be reduced by a number of factors that are beyond our control, including, without limitation, the following:

•	adverse changes in economic conditions;
•	the financial performance of our tenants, and the ability of our tenants to satisfy their obligations under their leases;
•	potential major repairs which are not presently contemplated;
•	terminations and renewals of leases by our tenants;
•	changes in interest rates and the availability of financing;
•	competition; and
•	changes in real estate tax rates and other operating expenses.

Any reduction in the value of our Properties would make it more difficult for us to sell our assets for the amounts that we have estimated. Reductions in the amounts that we receive when we sell our assets could decrease or delay the payment of distributions to stockholders.

If we are unable to maintain the occupancy rates of currently leased space and lease currently available space, if tenants default under their leases or other obligations to us during the liquidation process or if our cash flow during the liquidation is otherwise less than we expect, our liquidating distributions may be delayed or reduced.

In calculating our estimated liquidating distributions, we assumed that we would maintain the occupancy rates of currently-leased space, be able to rent certain currently available space and not experience any significant tenant defaults during the liquidation process that were not subsequently cured. Negative trends in one or more of these factors during the liquidation process may adversely affect the resale value of the Properties, which would reduce our liquidating distributions. To the extent that we receive less rental income than we expect during the liquidation process, our liquidating distributions will be reduced. We may also decide in the event of a tenant default to restructure the lease, which could require us to substantially reduce the rent payable to us under the lease, or make other modifications that are unfavorable to us.

If our liquidation costs or unpaid liabilities are greater than we expect, our liquidating distributions may be delayed or reduced.

Before making the final liquidating distribution, we will need to pay or arrange for the payment of all of our transaction costs in the liquidation, all other costs and all valid claims of our creditors. Our Board of Directors may also decide to acquire one or more insurance policies covering unknown or contingent claims against us, for which we would pay a premium which has not yet been determined. Our Board of Directors may also decide to establish a reserve fund to pay these contingent claims. The amounts of transaction costs in the liquidation are not yet final, so we have used estimates of these costs in calculating the amounts of our projected liquidating distributions. To the extent that we have underestimated these costs in calculating our projections, our actual net liquidation value may be lower than our estimated range. In addition, if the claims of our creditors are greater than we have anticipated or we decide to acquire one or more insurance policies covering unknown or contingent claims against us, our liquidating distributions may be delayed or reduced. Further, if a reserve fund is established, payment of liquidating distributions to our stockholders may be delayed or reduced.

You may not receive any profits resulting from the sale of one or more of our Properties, or receive such profits in a timely manner, because we may provide financing to the purchaser of such property.

If you approve the plan of liquidation, you may experience a delay before receiving your share of the net proceeds of such liquidation. In a liquidation, we may sell our Properties either subject to or upon the assumption of any then outstanding mortgage debt or, alternatively, may provide financing to purchasers. We do not have any limitations or restrictions on taking such purchase money obligations. To the extent we receive promissory notes or other property in lieu of cash from sales, such proceeds, other than any interest payable on those proceeds, will not be included in net sale proceeds until and to the extent the promissory notes or other property are actually paid, sold, refinanced or otherwise disposed of. We may receive initial down payments in the year of sale in an amount less than the selling price and subsequent payments may be spread over a number of years. In such event, you may experience a delay in the distribution of the net proceeds of a sale until such time as the installment payments are received.

OTHER RISKS OF THE PROPOSAL

Our entity value may be adversely affected by adoption of the plan of liquidation.

Once our stockholders approve the plan of liquidation, we will be committed to winding-up our operations. This may adversely affect the value that a potential acquirer might place on us. It may also preclude other possible courses of action not yet identified by our Board of Directors.

There can be no assurance that our adoption of the plan of liquidation will result in greater returns to you on your investment within a reasonable period of time than you would receive through other alternatives reasonably available to us at this time.

If our stockholders approve the plan of liquidation, you will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets once such assets are sold. While our Board of Directors believes that a liquidation at this time will be more likely to provide you with a greater return on your investment within a reasonable period of time than you would receive through other alternatives reasonably available to us at this time, such belief relies on certain assumptions and judgments concerning future events. Therefore, it is possible that continuing with the status quo or pursuing one or more of the other alternatives could provide you with a greater return within a reasonable period of time. In that case, we will be foregoing those attractive opportunities if we implement the plan of liquidation. If the plan of liquidation is not approved by you and our other stockholders, our Board of Directors intends to evaluate our remaining strategic alternatives.

Our Board of Directors will have the authority to sell our assets under terms less favorable than those assumed for the purpose of estimating our net liquidation value range.

If our stockholders approve the plan of liquidation, our directors will have the authority to sell any and all of our assets on such terms and to such parties as our Board of Directors determines in its sole discretion. Notably, you will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of such sales.

Approval of the plan of liquidation may lead to stockholder litigation which could result in substantial costs and distract our management.

Historically, extraordinary corporate actions by a company, such as our proposed plan of liquidation, sometimes lead to securities class action lawsuits being filed against that company. We may become involved in this type of litigation as a result of our proposal of the plan of liquidation, which risk may be increased if stockholders approve the plan of liquidation. As of the date of this Proxy Statement, no such lawsuits relative to the plan of liquidation were pending. However, if such a lawsuit is filed against us, the litigation is likely to be expensive and, even if we ultimately prevail, the process will divert management’s attention from implementing the plan of liquidation and otherwise operating our business. If we do not prevail in such a lawsuit, we may be liable for damages. We cannot predict the amount of any such damages, however, if applicable, they may be significant and may reduce our cash available for distribution.

Our officers and directors and the Advisor have conflicts of interest that may influence their support of the plan of liquidation and may cause them to manage our liquidation in a manner not solely in the best interests of our stockholders.

In considering the recommendations of our Board of Directors with respect to the plan of liquidation proposal, you should be aware that some of our directors and officers and the Advisor have interests in the liquidation that are different from your interests as a stockholder. Our Board of Directors is aware of these actual and potential conflicts of interest. Some of the conflicts of interest presented by the liquidation are summarized below.

All of our executive officers are employees of the Advisor. We currently do not pay any direct compensation to our executive officers. Instead, such executive officers are compensated by the Advisor.

The Advisor receives compensation under an Advisory Agreement. The Company will pay the Advisor a brokerage commission on the sale of property, not to exceed the lesser of 2% of the contract sale price of the property and one-half of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a reasonable, customary and competitive real estate commission, in each case, payable to the Advisor if the Advisor or its affiliates, as determined by a majority of the independent directors, provided a substantial amount of services in connection with the sale. We estimate that fees paid to the Advisor for the sale of the Properties will be between $400,000 and $500,000. However, we cannot guarantee at this time whether the fees paid to the Advisor will be higher or lower than this estimate.

The Company will pay a subordinated participation in the net sales proceeds of the sale of real estate assets of 15% of remaining net sale proceeds after return of capital contributions to investors plus payment to investors of an annual 6% cumulative, pre-tax non-compounded return on the capital contributed by investors. The Company cannot assure that it will provide this 6% return but the Advisor will not be entitled to the subordinated participation in net sale proceeds unless the Company’s investors have received a 6% cumulative non-compounded return on their capital contributions.

Consequently, our officers and directors and the Advisor may be more likely to support the plan of liquidation than might otherwise be the case if they did not expect to receive those payments. Additionally, because of the above conflicts of interest, our officers and directors and the Advisor may make decisions or take actions based on factors other than the best interests of our stockholders throughout the period of the liquidation process.

Approval of the plan of liquidation will cause our accounting basis to change, which could require us to write-down our assets.

Once the stockholders approve the proposed plan of liquidation or adoption of the plan of liquidation appears imminent, we must change our basis of accounting from the going-concern basis to that of the liquidation basis of accounting.

In order for our financial statements to be in accordance with generally accepted accounting principles under the liquidation basis of accounting, all of our assets must be stated at their estimated net realizable value, and all of our liabilities must be recorded at the estimated amounts at which the liabilities are expected to be settled. Based on the most recent available information, if the plan of liquidation is adopted, we may make liquidating distributions that exceed the carrying amount of our net assets. However, we cannot assure you what the ultimate amounts of such liquidating distributions will be. Therefore, there is a risk that the liquidation basis of accounting may entail write-downs of certain of our assets to values substantially less than their respective carrying amounts, and may require that certain of our liabilities be increased or certain other liabilities be recorded to reflect the anticipated effects of an orderly liquidation.

Until we determine that the plan of liquidation is about to be approved, we will continue to use the going-concern basis of accounting. If our stockholders do not approve the plan of liquidation, we will continue to account for our assets and liabilities under the going-concern basis of accounting. Under the going-concern basis, assets and liabilities are expected to be realized in the normal course of business. However, long-lived assets to be sold or disposed of should be reported at the lower of carrying amount or estimated fair value less cost to sell. For long-lived assets to be held and used, when a change in circumstances occurs, our management must assess whether we can recover the carrying amounts of our long-lived assets. If our management determines that, based on all of the available information, we cannot recover those carrying amounts, an impairment of value of our long-lived assets has occurred and the assets should be written down to their estimated fair value.

We may have underestimated the amount of prepayment fees or defeasance charges on our mortgages.

In calculating our estimated net liquidation value range and our estimated per share distribution range, we have assumed that the purchasers of our Properties will assume certain mortgages on the underlying property, which contain penalties in the event of the prepayment of those mortgages. The sale of our Properties pursuant to the plan of liquidation will trigger these penalties unless the purchasers assume (and/or are allowed to assume) the corresponding mortgage. We may be unsuccessful in negotiating the assumption of any underlying mortgages in the sale of any of our Properties, which could negatively affect the amount of cash available for distribution pursuant to the plan of liquidation. The total amount of prepayment fees or defeasance charges on our note payable, mortgages, and interest rate swap contract, which we may be liable for, is approximately $205,000.

TAX RISK FACTORS

If we fail to remain qualified as a REIT, our stockholders would be adversely affected.

Although we expect to remain qualified as a REIT until such time, if at all, as we transfer any remaining assets and liabilities to a liquidating trust, given the changes in the nature of our assets and sources of our income that will result during this period, and the need to retain certain assets to meet our liabilities, we cannot assure you that we may continue to qualify as a REIT through the completion of our liquidation. If we fail to remain qualified as a REIT, we would be taxed as a corporation for U.S. federal income tax purposes and could not deduct distributions to our stockholders in computing our taxable income. As a result, we would be liable for U.S. federal income taxes at corporate tax rates on our taxable income from operations and asset sales for the taxable year in which our qualification as a REIT terminates and any subsequent years, which could materially reduce the cash available for distribution to our stockholders.

Distributing interests in a liquidating trust may cause you to recognize gain.

If we have not sold all of our assets within 24 months of the approval of the plan, the plan of liquidation requires that any remaining assets and liabilities be transferred to a liquidating trust. In that event, for U.S. federal income tax purposes you will be treated as if you received a distribution of your pro rata share of the fair market value of any assets that are transferred to a liquidating trust, and will be subject to U.S. federal income tax to the extent that such “deemed” distribution exceeds the remaining tax basis of your shares of common stock as reduced by all prior distributions made to you during the liquidation period. As a result, you may recognize taxable gain with respect to assets transferred to a liquidating trust prior to the subsequent sale of such assets and the distribution to you of the related net cash proceeds, if any. Such transfer also may have adverse tax consequences for tax-exempt and foreign shareholders.

We may incur a 100% tax on any prohibited transactions.

Assuming that we remain qualified as a REIT, we will incur a 100% tax on any net gain we realize from “prohibited transactions,” which are sales of any property that we are treated as holding primarily for sale to customers in the ordinary course of a trade or business. We believe, but cannot assure, that all of our Properties are held for investment and that none of the asset sales that we intend to make pursuant to the plan of liquidation should be subject to this tax.

PROPOSAL

APPROVAL OF THE SALE OF ALL OR SUBSTANTIALLY ALL
OF OUR ASSETS, OUR LIQUIDATION AND OUR DISSOLUTION,
IN ACCORDANCE WITH A PLAN OF LIQUIDATION

The Proposal

We are requesting that you approve the sale of all or substantially all of our assets, our liquidation, and our dissolution, pursuant to the proposed plan of liquidation which will allow us to commence a formal liquidation of our assets in a manner which our Board believes is in the best interest of our stockholders. By voting in favor of the sale of all or substantially all of our assets, our liquidation, and our dissolution, pursuant to the plan of liquidation, you will also approve and ratify the actions described in this Proxy Statement which the Company and the Board have undertaken in connection with the proposed plan.

The principal purpose of the plan of liquidation is to maximize the value we provide to our stockholders. The five properties that have PSAs or LOIs represent approximately 20% of the value of the Properties. For the remaining nine of the properties, we cannot guarantee whether the sale price will be at or above the fair values as of July 31, 2015, or if we will be successful in selling them.

Based on the sale prices for the two properties that have entered into PSAs and the four properties that have entered into LOIs as discussed above, and with estimates for the remaining properties based solely on their estimated fair values as of July 31, 2015, we estimate that the Company will receive between $34.0 million and $41.6 million for the sale of the Properties. See the section “Properties” on page 17 below. Accordingly, after deduction for fees and expenses, we estimate that the retail common stockholders could receive between approximately $8.60 and $10.51 and the institutional common stockholders could receive between approximately $8.37 and $10.23 in the aggregate in cash for each share of our common stock owned. These ranges are solely estimates and we cannot guarantee at this time the exact amounts that you will receive.2

We will make these liquidating distributions in one or more payments. You may also receive an interest in a liquidating trust that we may establish under the circumstances discussed below. Distributions that you would receive from the liquidating trust, if any, are included in our estimates of the total amount of cash that you will receive in connection with the liquidation.

In the liquidation we will sell or otherwise dispose of all of our assets (including, without limitation, any assets held by the OP and its subsidiaries), and the purchasers of each of our assets will be the sole beneficiaries of any earnings and growth of that asset following the sale of such asset. Accordingly, we and our stockholders will no longer benefit from any potential increase in the value of our assets, nor will we or our stockholders bear the risk of any potential decrease in the value of these assets following the sale of such assets.

Following the completion of the sale or transfer of all of our assets in accordance with the plan of liquidation, we will pay or provide for our liabilities and expenses, distribute the remaining proceeds of the liquidation of our assets to our stockholders, wind-up our operations, and dissolve.

Principal Terms of the Plan of Liquidation

Pursuant to the plan of liquidation we will, among other things, undertake the following:

•	dispose of all of our assets (including, without limitation, any assets held by the OP and our subsidiaries) in exchange for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed, which we expect to accomplish within 24 months after approval of the plan of liquidation;

[2]	Amounts available for distribution to stockholders are dependent on a number of factors, including actual proceeds from the sale of the Properties, expenses incurred for the sale of the Properties, expenses incurred in the administration of the Properties prior to disposition, general administrative expenses of the Company, including contractual management fees paid to the advisor and other liabilities that may be incurred by the Company.

•	liquidate and dissolve the OP, and its subsidiaries, and distribute the net proceeds of such liquidation in accordance with the provisions of the governing documents and the laws of all applicable jurisdictions;
•	pay or provide for our liabilities and expenses, which may include the purchase of insurance or the establishment of a reserve fund to provide for payment of contingent or unknown liabilities;
•	distribute the remaining proceeds of the liquidation to you after the payment of or provision for our liabilities and expenses;
•	take all necessary or advisable actions to wind-up our affairs (including, without limitation, our restricted share plan and our distribution reinvestment plan);
•	if we cannot sell our assets and pay our liabilities within 24 months after your approval of the sale of all or substantially all of our assets, our liquidation, and our dissolution, pursuant to the plan of liquidation, or if our Board of Directors otherwise determines that it is advisable to do so, we may transfer our remaining assets and liabilities to a liquidating trust and distribute the interests in the liquidating trust to you; and
•	wind-up our operations and dissolve the Company, all in accordance with the plan of liquidation attached hereto as Annex A.

Liquidating Trust

We currently expect to dispose of all our assets within 24 months of the approval by stockholders of the sale of all or substantially all of our assets, our liquidation, and our dissolution, pursuant to the plan of liquidation. However, if we are unable to do so, we intend to establish a liquidating trust to which we will distribute in kind our unsold assets. This is necessary in order for us (assuming we remain qualified as a REIT) to be eligible to deduct amounts distributed pursuant to the plan of liquidation as dividends and thereby not be subject to U.S. federal income tax on such amounts.

If we establish the liquidating trust, we will distribute to our then stockholders beneficial interests in the liquidating trust in proportion to the number of shares of common stock owned by such stockholders. This distribution generally would be a taxable event to such stockholders, and may subject such stockholders, if tax-exempt or non-U.S. stockholders, to U.S. federal income tax with respect to the activities of the liquidating trust. The sole purpose of the liquidating trust will be to liquidate any remaining assets and, after paying any remaining liabilities, distribute the proceeds of the sale of assets formerly owned by us to the holders of the interests in the liquidating trust. The liquidating trust, if established, would be managed by one or more trustees designated by our Board at such time (which may or may not include members of management and/or independent trustees) and would continue the process of selling our assets including through the continued retention of the Advisor or, if deemed advisable, another third party advisor. The liquidating trust will be obligated to pay any of our expenses and liabilities that remain unsatisfied.

Interests in the liquidating trust will not be freely transferable except by will, intestate succession or operation of law. Therefore, the recipients of the interests in the liquidating trust will not realize any value from these interests unless and until the trustees of the liquidating trust distribute cash or other assets to them, which will be solely in the discretion of the liquidating trust’s trustees.

Estimate of Amount and Timing of Distributions to be Paid to the Stockholders

We expect to make liquidating distributions to our stockholders throughout the period of the liquidation process and to make the final liquidating distribution after we sell all of our assets, pay all of our known liabilities and provide for unknown liabilities. We expect to complete these activities within 24 months after stockholder approval of the sale of all or substantially all of our assets, our liquidation, and our dissolution, pursuant to the plan of liquidation. Subject to the terms of any of our indebtedness, all net property sale proceeds, if any, will be distributed to stockholders at the close of business on the record dates to be determined by the Board, pro rata based on the number of shares owned by each stockholder.

Our Board presently believes that, based on current market conditions, the amount ultimately distributable on account of each share of common stock in connection with a liquidation may exceed $10.188 for each retail share and $9.919 for each institutional share, which was our most recently reported net asset value, after taking into account our costs, expenses and other obligations. Although it is impossible to determine with certainty the total liquidation proceeds that may ultimately be available for distribution to stockholders, any amounts distributed to stockholders could be lower than the most recently reported net asset value, after taking into account our costs, expenses and other obligations.

Cancellation of Shares

Upon the final distribution on our shares of common stock (including a transfer of our assets to a liquidating trust), you will be required to surrender your stock certificates, if any. If we have established a liquidating trust, your interest in the liquidating trust will be in proportion to the number of shares of common stock owned by you at the time of such final distribution.

Economic Interests in the Proposed Liquidation Other Than Common Stockholders

The Company will pay the Advisor a brokerage commission on the sale of property, not to exceed the lesser of 2% of the contract sale price of the property and one-half of the total brokerage commission paid if a third party broker is also involved; provided, however, that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 6% of the contract sales price and a reasonable, customary and competitive real estate commission, in each case, payable to the Advisor if the Advisor or its affiliates, as determined by a majority of the independent directors, provided a substantial amount of services in connection with the sale.

The Special Limited Partner of the OP will be entitled to a subordinated distribution of net sales proceeds from the sale of real estate assets equal to 15% of remaining net sale proceeds after return of capital contributions to investors plus payment to investors of an annual 6% cumulative, pre-tax non-compounded return on the capital contributed by investors. The Company cannot assure that it will provide this 6% return but the Special Limited Partner will not be entitled to the subordinated distribution of net sale proceeds unless the Company’s investors have received a 6% cumulative non-compounded return on their capital contributions.

Abandonment of Plan of Liquidation

Prior to stockholder approval of the sale of all or substantially all of our assets, our liquidation, and our dissolution, pursuant to the plan of liquidation, the Board of Directors reserves the right to cease its pursuit of the plan of liquidation for any reason, including, without limitation, to pursue any other strategic alternatives that are, or may become, available to us.

PROPERTIES

Our portfolio of real estate investment properties is comprised of the following 14 Properties, which were all 100% leased as of June 30, 2015 (dollar amounts in thousands):

Portfolio Property	Acquisition Date	Number of Properties	Square Feet	Remaining Lease Term(1)	Annualized Rental Income on a Straight-Line Basis(2)	Annualized Rental Income(2) per Square Foot
Family Dollar	Jan. 2012	2	16,000	6.5	$138	$8.63
Dollar General	Jan. 2012	1	9,013	11.4	83	9.21
Family Dollar II	Jan. 2012	1	8,320	6.0	90	10.82
FedEx	Mar. 2012	1	111,865	11.6	1,518	13.57
Circle K	May 2012	1	3,050	8.8	157	51.48
Dollar General II	Oct. 2012	1	9,002	12.3	90	10.00
Dollar General III	Dec. 2012	1	9,014	12.4	81	8.99
Dollar General IV	Mar. 2013	1	9,026	12.8	83	9.20
O’Reilly Auto	Jul. 2013	1	6,800	11.5	75	11.03
Advance Auto	Sep. 2013	1	7,000	8.5	53	7.57
Davita Dialysis	Oct. 2013	1	5,934	8.7	59	9.94
FedEx II	Dec. 2013	1	7,392	8.3	152	20.56
Goodyear Tire	Jun. 2014	1	6,948	9.0	137	19.72
		14	209,364	10.6	$2,716	$12.97

(1)	Remaining lease term in years as of June 30, 2015, calculated on a weighted-average basis.
(2)	Annualized rental income on a straight-line basis is rental income on a straight-line basis as of June 30, 2015, which includes the effect of tenant concessions such as free rent, as applicable.

In July 2015, the Company entered into two PSAs for its FedEx II in Evanston, WY and DaVita Dialysis in Sturgeon Bay WI properties. The sale price per the PSAs is approximately $3.1 million in the aggregate. The sale of these properties is contingent upon the completion of full due diligence procedures by the buyer, approval of the Company’s board of directors and other conditions. The property sales are projected to close during the third quarter of 2015. However, there can be no assurance that the property sales will be completed under the terms of the PSAs or at all. Further, proceeds of the property sales available for distribution to the stockholders will be reduced for certain transaction costs.

In July 2015, we also signed letters of intent (the “LOIs”) to enter into PSAs for our Dollar General in Alorton, IL; Dollar General III in Temple, TX; Dollar General IV in Converse, TX; and O’Reilly Auto in Slidell, LA. properties. The LOIs describe the material terms and conditions on which the Company is willing to proceed to negotiate and execute PSAs. The purchase price in the aggregate, per the LOIs, is approximately $4.9 million, subject to certain adjustments. The PSAs will contain customary closing conditions. Per the LOIs, each buyer will have the right to terminate the PSA during a 25 to 30 day due diligence period with closing expected to occur between 15 and 45 days after the end of the due diligence period.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
OF THE PLAN OF LIQUIDATION

The following summary discusses certain material U.S. federal income tax consequences of the liquidation to a holder of common shares who holds the shares as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The discussion is based upon the Code, Treasury regulations promulgated under the Code, which we refer to as the Treasury Regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this Proxy Statement, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. Any such change could affect the validity of this discussion.

The discussion does not address (i) U.S. federal taxes other than income taxes or (ii) state, local or non-U.S. taxes. In addition, this discussion does not purport to address all U.S. federal income tax consequences that may be relevant to you (including the potential application of the Medicare contribution tax) in light of your particular circumstances. Your tax treatment may vary depending upon your particular situation. The discussion below does not address the U.S federal income tax consequences of the liquidation to all categories of shareholders, including shareholders subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, dealers in securities, tax-exempt entities (except to the extent discussed under below), non-U.S. shareholders (except to the extent discussed under below), regulated investment companies, and shareholders that are classified as partnerships for U.S. federal income tax purposes.

We did not obtain an opinion of legal counsel and we did not request a ruling from the Internal Revenue Service (the “IRS”) or other tax authority on the U.S. federal, state or local tax consequences relevant to the plan of liquidation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

The discussion assumes that we have qualified as a REIT for U.S. federal income tax purposes at all times commencing with our taxable year ended December 31, 2013 and will remain qualified as a REIT until such time, if at all, as we transfer any remaining assets and liabilities to a liquidating trust. The discussion below is not tax advice. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO YOU OF THE LIQUIDATION.

U.S. Federal Income Tax Consequences to the Company

So long as we remain qualified as a REIT, we expect to be able to deduct our liquidating distributions to our shareholders, including the fair market value of any assets that we transfer to a liquidating trust, as dividends (to the extent of our earnings and profits, calculated without reduction for capital losses) in computing our taxable income for the taxable years in which we make liquidating distributions. Accordingly, we do not expect to be subject to U.S. federal corporate income tax for the taxable years in which we liquidate. Should we lose our REIT status, we will be subject to U.S. federal corporate income tax on our taxable income and gain from operations and liquidating sales for the taxable year in which our qualification as a REIT terminates and any subsequent years, without deduction for distributions made to our shareholders.

So long as we remain qualified as a REIT, any net gain that we realize from “prohibited transactions” will be subject to a 100% tax. “Prohibited transactions” are sales of property held primarily for sale to customers in the ordinary course of a trade or business. Whether a real estate asset is property held primarily for sale to customers in the ordinary course of a trade or business is a highly factual determination. We believe that our properties are held for investment and the production of rental income, and that none of our sales of Properties pursuant to the plan of liquidation should constitute a prohibited transaction. However, we cannot assure you that the IRS will not successfully challenge our position for purposes of applying the 100% tax.

Liquidating Distributions to U.S. Shareholders

Generally, for purposes of this discussion, a “U.S. shareholder” is a holder of our common shares who is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under current Treasury Regulations to be treated as a U.S. person.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common shares should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the liquidation.

Liquidating distributions made by us will not be dividend income to U.S. shareholders, notwithstanding our treatment of such distributions as dividends for purposes of computing our taxable income. Distributions in liquidation, including a U.S. shareholder’s pro rata share of the fair market value of any assets that we transfer to a liquidating trust, will first reduce the tax basis of the U.S. shareholder’s common shares and be non-taxable to that extent. Any further liquidating distributions will be taxable to a U.S. shareholder as capital gain. If the sum of all liquidating distributions made to a U.S. shareholder is less than the U.S. shareholder’s tax basis in his, her or its common shares, the difference will constitute a capital loss to such U.S. shareholder at the time the U.S. shareholder receives the final liquidating distribution, which will include our distribution of any remaining assets to a liquidating trust. (See “— Liquidating Trust” below.) A U.S. shareholder’s gain or loss and holding period will be calculated separately for each block of common shares held; with a block consisting of shares acquired at the same cost in a single transaction. Capital gain or loss will be long-term or short-term, depending on whether the U.S. shareholder’s common shares have been held for more than one year. However, if a U.S. shareholder recognizes a capital loss on the liquidation and has held our common shares for six months or less, the U.S. shareholder’s loss will be treated as a long-term capital loss to the extent the U.S. shareholder previously received capital gain dividends from us with respect to his, her or its common shares.

Long-term capital gains of non-corporate U.S. shareholders may qualify for reduced U.S. federal income tax rates, while capital gains of corporate U.S. shareholders generally are taxable at regular U.S. federal income tax rates applicable to corporations. U.S. shareholders who are individuals, estates or trusts may be subject to a 3.8% Medicare tax on their gain from the liquidation, and should consult their tax advisors concerning the applicability of this tax. The deductibility of capital losses is subject to certain limitations.

Backup withholding (currently at a rate of 28%) may apply to payments made to a U.S. shareholder in connection with the liquidation unless the U.S. shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. shareholder is not subject to backup withholding or otherwise complies with the applicable requirements of the backup withholding rules, which generally may be done by providing us with a properly completed and signed IRS Form W-9. Individual U.S. shareholders who do not provide us with their correct taxpayer identification number may be subject to penalties imposed by the IRS. We may also be required to withhold on liquidating distributions made to any U.S. shareholders who fail to certify their non-foreign status. Backup withholding is not an additional tax. Any amount withheld will be creditable against such U.S. shareholder’s U.S. federal income tax liability.

Liquidating Distributions to Tax-Exempt U.S. Shareholders

Liquidating distributions made by us generally will not be unrelated business taxable income (“UBTI”) to a tax-exempt U.S. shareholder that does not hold its common shares as “debt-financed property” within the meaning of the Code. (However, tax-exempt U.S. shareholders may recognize UBTI with respect to assets (if any) transferred to a liquidating trust; see “— Liquidating Trust” below.) Tax-exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Code sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, are subject to different UBTI rules which may require them to treat liquidating distributions as UBTI and as to which they should consult their tax advisors.

Liquidating Distributions to Non-U.S. Shareholders

Generally, for purposes of this discussion, a “non-U.S. shareholder” is any shareholder (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. shareholder. The discussion below assumes that a non-U.S. shareholder’s investment in our common shares is not effectively connected with a trade or business conducted in the United States by the non-U.S. shareholder, or, if an applicable tax treaty so provides, that its investment in our shares is not attributable to a United States permanent establishment maintained by the non-U.S. shareholder. Also, special rules apply to a non-U.S. shareholder who is an individual who has been present in the United States for 183 days or more during the taxable year in which a liquidating distribution is made to such non-U.S. shareholder. We recommend that non-U.S. shareholders consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. income and other tax consequences to them of the liquidation.

The IRS takes the position that, under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), liquidating distributions by a REIT that are attributable to gain from the REIT’s sale or exchange of U.S. real property interests (“FIRPTA distributions”) generally are taxable to non-U.S. shareholders as if such gain were effectively connected with a U.S. trade or business. Non-U.S. shareholders thus would be taxed on FIRPTA distributions at the same capital gain rates applicable to U.S. shareholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals). In addition, corporate non-U.S. shareholders may be subject to a 30% branch profits tax on FIRPTA distributions made by us unless such non-U.S. shareholder is entitled to treaty relief or other exemption. However, FIRPTA distributions made by us generally would not be treated as effectively connected income for a non-U.S. shareholder if (i) the FIRPTA distribution is received with respect to shares that are regularly traded on an established securities market located in the United States and (ii) the non-U.S. shareholder has not owned more than 5% of our common shares at any time during the one-year period ending on the date of the distribution. We do not believe that our shares will be “regularly traded” on an established securities market, and therefore, this exception is not expected to apply. We will be required to withhold U.S. tax equal to 35% from any such FIRPTA distributions. The 35% tax withheld may be claimed by a non-U.S. shareholder as a credit against its reported U.S. federal income tax liability.

Generally, we will be required to report annually to the IRS the amount of FIRPTA distributions paid to a non-U.S. shareholder, such shareholder’s name and address, and the amount of U.S. tax withheld, if any. Liquidating distributions paid to a non-U.S. shareholder may be subject to backup withholding tax (currently at a 28% rate) unless such shareholder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or other applicable version of IRS Form W-8.

Liquidating Trust

If we have not disposed of all our assets within 24 months of the approval by stockholders of the sale of all or substantially all of our assets, our liquidation, and our dissolution, pursuant to the plan of liquidation, we intend to establish a liquidating trust to which we will transfer our unsold assets at the end of such 24 month period. A trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with that purpose. Although neither the Code nor the Treasury Regulations provide any specific guidance as to the length of time a liquidating trust may last, the IRS’s ruling guidelines call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations. If we establish a liquidating trust, we intend to comply with such IRS guidelines.

An entity classified as a liquidating trust generally is not subject to tax on any income or gain recognized by it. Instead, if you are a shareholder when a liquidating trust is established, you will be treated as the owner of your pro rata portion of each asset, including cash, received and held by the liquidating trust. Accordingly, you will be treated as having received a liquidating distribution equal to the amount of your share of the sum of any cash and the fair market value of any asset transferred to the liquidating trust, and will recognize gain at that time to the extent such amount is greater than your remaining tax basis in your common shares (as reduced by all prior liquidating distributions) notwithstanding that you may not currently receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. You will recognize taxable gain or loss when all or part of your pro rata portion of an asset held by the liquidating trust is disposed of for an amount greater or less than the fair market value of such asset at the time it was transferred to the liquidating trust. In addition, you will be required to take into account in computing your taxable income, your pro rata share of each item of income, gain and loss of the liquidating trust, the character of which items will pass through to you.

The liquidating trustee will file tax returns for the liquidating trust, and will send to each holder of an interest in the liquidating trust a separate statement setting forth the holder’s share of items of income, gain, loss, deduction and credit. Each holder must report such items on its U.S. federal income tax return regardless of whether the liquidating trust makes current cash distributions. An individual U.S. shareholder who itemizes deductions may be unable to deduct his or her pro rata share of fees and expenses of the liquidating trust for regular U.S. federal income tax purposes except to the extent that such amount, together with the U.S. shareholder’s other miscellaneous itemized deductions, exceeds 2% of his or her adjusted gross income, and may be unable to deduct such expenses at all for alternative minimum tax purposes.

Because shareholders would be treated as owning their respective shares of the liquidating trust’s assets, they would be treated as directly engaging in the operations of the liquidating trust. As such, holders of interests in the liquidating trust that are tax-exempt entities may realize UBTI with respect to the trust’s operations, and non-U.S. holders may be considered to derive income that is effectively connected with a U.S. trade or business. In that event, non-U.S. holders would be subject to U.S. federal income tax and, for non-U.S. corporate holders, branch profits tax. Accordingly, the liquidating trust will withhold 35% of any distributions made to non-U.S. holders. That amount will be creditable against the non-U.S. holder’s U.S. federal income tax liability. Tax-exempt and non-U.S. shareholders should consult their own tax advisors regarding the U.S. federal income tax consequences that would apply to them if we were to transfer assets to a liquidating trust.

If the liquidating trust fails to qualify as such, the resulting tax consequences to the trust and the holders of trust interests will depend upon, among other things, the reasons for the trust’s failure to so qualify. If the Board avails itself of the use of a liquidating trust, it is anticipated that every effort will be made to ensure that the liquidating trust will be classified as such for U.S. federal income tax purposes.

State and Local Income Tax

You may be subject to state or local taxes with respect to liquidating distributions received from us. The state or local tax treatment of liquidating distributions received from us may differ from the U.S. federal income tax treatment described above. If we transfer assets to a liquidating trust, you may be required to file income tax returns in states or localities in which the liquidating trust owns properties. You should consult your tax advisors regarding such taxes.

Transfer Taxes

Transfer taxes may be imposed in certain state and local jurisdictions in connection with sales of properties or in-kind distributions made to a liquidating trust.

OTHER MATTERS PRESENTED FOR ACTION AT THE SPECIAL MEETING

Our Board of Directors does not intend to present for consideration at the Special Meeting any matter other than the matter specifically set forth in the Notice of Special Meeting of Stockholders. No other matter may be considered at the Special Meeting other than the matter set forth in the Notice of Special Meeting of Stockholders.

By Order of the Board of Directors,

/s/ Nicholas Radesca

Nicholas Radesca
Chief Financial Officer, Treasurer and Secretary

ANNEX A

PLAN OF LIQUIDATION AND DISSOLUTION

1. Approval and Effectiveness of Plan.  This Plan of Liquidation and Dissolution (this “Plan”) of American Realty Capital Daily Net Asset Value Trust, Inc., a Maryland corporation (the “Corporation”), has been approved by the Corporation’s board of directors (the “Board of Directors”), as being advisable and in the best interests of the Corporation and its stockholders. The Board of Directors has directed that the sale of all or substantially all of our assets, our liquidation, and our dissolution, pursuant to the Plan be submitted to the stockholders of the Corporation for approval. The Plan shall become effective upon approval of the sale of all or substantially all of our assets, our liquidation, and our dissolution, pursuant to the Plan by holders of the common stock of the Corporation in the manner and by the vote required by law and by the charter of the Corporation (the “Charter”). The date of the stockholders’ approval is hereinafter referred to as the “Effective Date.”

2. Voluntary Liquidation and Dissolution.  On and after the Effective Date, the Corporation shall voluntarily liquidate and dissolve in accordance with Section 331 of the Internal Revenue Code of 1986, as amended, and in accordance with Maryland General Corporation Law (“MGCL”). Pursuant to the Plan, the Corporation shall sell, convey, transfer and deliver or otherwise dispose of all of the assets of the Corporation in one or more transactions, and acting for itself or in its capacity as the general partner of American Realty Capital Operating Partnership II, L.P., a Delaware limited partnership (the “OP”), cause the OP to sell, convey transfer and deliver or otherwise dispose of all of the assets of the OP in one or more transactions, without further approval of the stockholders.

3. Sales of Other Assets.

(a) The Corporation, acting for itself or in its capacity as the general partner of the OP, as appropriate, is authorized to sell or to cause the OP and the subsidiaries of the OP to sell any and all of their assets for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed to the stockholders; upon such terms as the Board of Directors may deem advisable.

(b) The Corporation, the OP and the OP’s subsidiaries shall not authorize or transfer assets pursuant to any sale agreement between the Corporation, the OP or the OP’s subsidiaries, on the one hand, and an affiliate of the Corporation, the OP or the OP’s subsidiaries, on the other hand, unless the Board of Directors approves the transaction. The Board of Directors will only approve the transaction if it determines that the consideration to be received by the Corporation in connection with such sale is fair to the Corporation from a financial point of view and the transaction is in the Corporation’s best interests.

4. Payment of Creditors; Distributions to Stockholders.  Subject to Section 8 hereof, the Board of Directors and such officers of the Corporation as the Board of Directors may authorize and direct are authorized and directed to proceed promptly to: (i) collect its assets; (ii) dispose of such of its assets as are not to be distributed in kind to its stockholders; (iii) pay or create a reserve fund for the payment of or otherwise adequately provide for all of the liabilities and obligations of the Corporation, the OP and the OP’s subsidiaries; (iv) pay all expenses incidental to this Plan, including all counsel fees, accountants’ fees, advisory fees and such other fees and taxes as are necessary to effectuate this Plan; (v) cause the OP to distribute its remaining assets, either in cash or in kind, to the limited and general partners of the OP, in one or more distributions in cancellation or redemption of their partnership interests, in accordance with the terms and provisions of the agreement of limited partnership for the OP, as amended; (vi) distribute all the remaining assets of the Corporation, either in cash or in kind, to the stockholders in cancellation or redemption of their stock in one or more distributions, in accordance with the terms and provisions of the Charter; and (vii) do every other act necessary or advisable to wind-up the affairs of the Corporation (including, without limitation, the affairs of the OP and its subsidiaries, its Restricted Stock Plan and Distribution Reimbursement Plan), dissolve the OP and its subsidiaries and liquidate the Corporation’s business and affairs. Upon the sale or other disposition of the assets of the Corporation, and the payment of, or provision for, all of the liabilities and obligations of the Corporation, the Corporation will be deemed to have liquidated.

5. Reserve Fund.  The Corporation, acting for itself or in its capacity as the general partner of the OP, as appropriate, is authorized, but not required, to establish or to cause the OP to establish, one or more reserve funds in a reasonable amount to be determined by the Board of Directors within its discretion, to meet known liabilities and liquidating expenses and estimated, unascertained or contingent liabilities and expenses, if the Board of Directors deems such reserves desirable. Creation of a reserve fund may be accomplished by a recording in the Corporation’s accounting ledgers of any accounting or bookkeeping entry which indicates the allocation of funds so set aside for payment. The Corporation is also authorized, but not required, to create a reserve fund by placing cash or property in escrow with an escrow agent for a specified term together with payment instructions. Any undistributed amounts remaining in such an escrowed reserve fund at the end of its term shall be returned to the Corporation or the liquidating trust referred to below, or such other successor in interest to the Corporation as may then exist or, if no such entity is then in existence, shall be delivered to the abandoned property unit of the Maryland State Comptroller’s office. The Corporation may also create a reserve fund by any other reasonable means.

6. Insurance Policies.  The Corporation is authorized, but not required, to procure for itself and/or as general partner to procure for the OP, as appropriate, one or more insurance policies in a reasonable amount to be determined by the Board of Directors within its discretion, to cover unknown or unpaid liabilities and liquidating expenses and unascertained or contingent liabilities and expenses, if the Board of Directors deems such insurance policies desirable.

7. Articles of Dissolution.  The officers of the Corporation are authorized and directed, when appropriate, to file articles of dissolution with the State Department of Assessments and Taxation of Maryland (the “Department”) pursuant to Section 3-407 of the Maryland General Corporation Law and to take all other appropriate and necessary action to dissolve the Corporation under Maryland law. At least 20 days prior to filing articles of dissolution, the Corporation shall give at least 20 days’ notice to its known creditors and employees as required by Section 3-404 of MGCL and satisfy all other prerequisites to such filing under Maryland law. Upon the Department’s acceptance of the articles of dissolution for record, (i) as provided by Section 3-408(a) of the MGCL, the Corporation shall be dissolved; however (ii) as provided by Section 3-408(b) of the MGCL, the Corporation shall continue to exist for the purpose of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs, and (iii) until a court appoints a receiver, the business and affairs of the Corporation shall, by operation of Section 3-410 of the MGCL, be managed by the Board of Directors solely for the purpose set forth in clause (ii) above.

8. Effect and Timing of Distributions.  Upon the complete distribution of all assets of the Corporation to the holders of outstanding shares of common stock of the Corporation (the “Final Distribution”), all such shares of common stock of the Corporation will be canceled and no longer deemed outstanding and all rights of the holders thereof as stockholders of the Corporation shall cease and terminate. The Corporation shall use commercially reasonable efforts to cause the liquidation and dissolution of the Corporation to occur and to make the Final Distribution to holders of outstanding shares of common stock of the Corporation no later than the second anniversary of the Effective Date.

9. Final Distribution as Distribution in Kind of Liquidating Trust Beneficial Interests.  In the event that (i) the Board of Directors deems it necessary or advisable in order to preserve the Corporation’s status as a REIT or otherwise avoid the payment of income tax, or (ii) the Board of Directors determines it is otherwise advantageous or appropriate to do so, the Board of Directors may cause the Corporation to make the Final Distribution as a distribution in kind of beneficial interests in a trust (the “Liquidating Trust”), at such time as it deems appropriate in its sole discretion (provided only that any remaining outstanding limited partner unitholders in the OP have been completely redeemed prior to the transfer and assignment mentioned below), substantially as follows:

(a) The Corporation may create the Liquidating Trust under Maryland statutory or common law and may transfer and assign and may, as general partner, cause the OP to transfer and assign, to the Liquidating Trust all of the assets of the Corporation, the OP and the OP’s subsidiaries of every sort whatsoever, including their unsold properties, assets, claims, contingent claims and causes of action, subject to all of their unsatisfied debts, liabilities and expenses, known or unknown, contingent or otherwise. From and after the date of such transfer and assignment of assets (subject to liabilities) to the Liquidating Trust, the Corporation, the OP and the OP’s subsidiaries shall have no interest of any character in and to any such assets and all of such assets shall thereafter by held by the Liquidating Trust.

(b) Simultaneously with such transfer and assignment, shares of common beneficial interest in the Liquidating Trust shall be deemed to be distributed to each holder of shares of common stock, all of whom shall automatically and without any need for notice or presentment be deemed to hold corresponding shares of common beneficial interest in the Liquidating Trust. Such deemed distribution of shares of common beneficial interest shall constitute the Final Distribution of all of the assets of the Corporation to its stockholders under Section 8 of this Plan.

(c) The declaration of trust or other instrument governing the Liquidating Trust (the “Declaration of Trust”) shall provide among other things that, immediately following such transfer, assignment and distribution, each share of common beneficial interest in the Liquidating Trust shall have a claim upon the assets of the Liquidating Trust that is the substantial economic equivalent of the claims each share of common stock of the Corporation had upon the combined assets of the Corporation and the OP immediately prior to the transfer, assignment and distribution.

(d) The initial trustees of the Liquidating Trust shall be designated by the Board of Directors.

(e) The Declaration of Trust shall also provide that the Liquidating Trust’s activities shall be limited to conserving, protecting and selling the assets transferred to it and distributing the proceeds therefrom, including holding such assets for the benefit of the holders of common beneficial interests in the Trust, temporarily investing such proceeds and collecting income therefrom, providing for the debts, liabilities and expenses of the Corporation and the OP, making liquidating distributions to the holders of shares of common beneficial interest in the Trust and taking other actions as may be deemed necessary or appropriate by the trustees to conserve and protect the assets of the Trust and provide for the orderly liquidation thereof.

(f) The Declaration of Trust shall also provide: (i) that holders of at least a majority of the common shares of beneficial interest may require the trustees to call a special meeting of holders of common beneficial interest; (ii) that holders of a majority of the shares of common beneficial interest may vote to remove one or more trustees of the Liquidating Trust and elect successor trustees; and (iii) that holders of a majority of the shares of common beneficial interest may vote to amend the Declaration of Trust, consistent with this Plan, provided that no such amendment may adversely affect the rights of the holders of shares of common beneficial interests to receive their pro rata share of the property held by the Liquidating Trust at the time of the Final Distribution.

(g) In the discretion of the Board of Directors, the Declaration of Trust may also provide: (i) that shares of common beneficial interest in the Liquidating Trust will not be transferable (except by will, intestate succession or operation of law); (ii) that beneficial interests in the Liquidating Trust will not be represented by certificates; (iii) that the Liquidating Trust will have a finite life and will terminate upon the earlier of the complete distribution of the trust corpus or a specified number of years from the date that the Corporation’s assets were first transferred to it, subject to extensions of determinate duration; and (iv) that the Liquidating Trust may distribute annual financial statements, which need not be audited, to holders of its beneficial interests but need not prepare or distribute any quarterly financial statements.

(h) The Liquidating Trust shall be of such type, and the Declaration of Trust shall be in such form and contain such terms, conditions and provisions (which shall be materially consistent with this Section 10) as the Board of Directors may approve.

(i) Approval of the sale of all or substantially all of the Corporation’s assets, the liquidation of the Corporation, and the dissolution of the Corporation pursuant to this Plan shall constitute the approval by the stockholders of the transfer and assignment to the Liquidating Trust, the form and substance of the Declaration of Trust as approved by the Board of Directors and the appointment of trustees selected by the Board of Directors.

10. Interpretation; General Authority.  The Board of Directors, the trustees of the Liquidating Trust and such officers of the Corporation as the Board of Directors or such trustees may direct are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such actions, to give such notices to creditors, stockholders and governmental entities, to make such filings with governmental entities and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may, in their judgment, be necessary or desirable in order to wind-up expeditiously the affairs of the Corporation and complete the liquidation and dissolution thereof, including, without limitation: (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Corporation, the OP, the OP’s subsidiaries or the Liquidating Trust, whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan, (iii) the temporary investment of funds in such medium as the Board of Directors or such trustees may deem appropriate and (iv) the execution, delivery and filing with the Department of articles of transfer pursuant to Section 3-107 of the MGCL. The death, resignation or other disability of any director or officer of the Corporation or trustee or officer of the Liquidating Trust shall not impair the authority of the surviving or remaining directors or officers or trustees (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon such death, resignation or other disability, the surviving or remaining directors or trustees shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining directors or officers or trustees to exercise any of the powers provided for in this Plan.

11. Director Compensation.  The independent members of the Board of Directors shall continue to receive compensation until the Final Distribution, provided they remain members of the Board of Directors.

12. Indemnification.  The Corporation shall reserve sufficient assets and/or obtain or maintain such insurance (including, without limitation, directors and officers insurance) as shall be necessary or advisable to provide the continued indemnification of the Board of Directors, officers and agents of the Corporation, and such other parties whom the Corporation has agreed to indemnify, to the full extent provided by the Charter and bylaws of the Corporation, any existing indemnification agreement and applicable law. At the discretion of the Board of Directors, such insurance may include coverage for the periods after the dissolution of the Corporation, including periods after the termination of any Liquidating Trust, and may include coverage for trustees, directors, officers, employees and agents of such Liquidating Trust.

13. Governing Law.  The validity, interpretation and performance of this Plan shall be controlled by and construed under the laws of the State of Maryland.

14. Abandonment of Plan of Liquidation; Amendment.  Prior to approval of the sale of all or substantially all of the Corporation’s assets, the liquidation of the Corporation, and the dissolution of the Corporation pursuant to this Plan by stockholders, the Board of Directors may withdraw and abandon this Plan for any reason. Following approval of the sale of all or substantially all of the Corporation’s assets, the liquidation of the Corporation, and the dissolution of the Corporation pursuant to this Plan by stockholders, the Plan may not be abandoned by the Corporation except in accordance with applicable law. Notwithstanding approval of the sale of all or substantially all of the Corporation’s assets, the liquidation of the Corporation, and the dissolution of the Corporation pursuant to the Plan by the stockholders of the Corporation, the Board of Directors or the trustees of the Liquidating Trust shall have the right to modify or amend this Plan without further action by or approval of the stockholders of the Corporation to the extent permitted under then-current applicable law.

DAILY NAV
CAPITAL

PO BOX 55909, BOSTON, MA 02205-5909

Your Vote is Important!

Vote by Internet

Please go to the electronic voting site at **www.2voteproxy.com/arc**. Follow the on-line instructions. If you vote by internet, you do not have to return your proxy card.

Vote by Telephone

Please call us toll free at **1-800-830-3542**, and follow the instructions provided. If you vote by telephone, you do not have to return your proxy card.

Vote by Mail

Complete, sign and date your proxy card and return it promptly.

Please ensure the address below shows through the window of the enclosed postage paid return envelope.

PROXY TABULATOR
PO BOX 55909
BOSTON, MA 02205-9100

American Realty Capital Daily Net Asset Value Trust, Inc.

Special Meeting of Stockholders

September 1, 2015 at 3:00 PM

This proxy is solicited by the Board of Directors

The undersigning hereby appoints William M. Kahane, Nicholas Radesca, James Tanaka and Jason Emala, or one of them, and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned to attend the Special Meeting of Stockholders of American Realty Capital Daily Net Asset Value Trust, Inc. (the "Company") to be held at The Benjamin, located at 125 East 50th Street, New York, NY 10022, at 3:00 p.m. (local time) on Tuesday, September 1, 2015, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Special Meeting and otherwise to represent the undersigned at the Special Meeting with all powers possessed by the undersigned if personally present at the Special Meeting. The undersigned acknowledges receipt from the Company prior to the execution of the proxy a Notice of Special Meeting of Stockholders and a Proxy Statement, the terms of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Special Meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED HEREIN. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE PROPOSAL. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter, including a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies that may properly come before the Special Meeting or any adjournment or postponement thereof. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

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